PRESS RELEASE
FOR RELEASE MARCH 14, 2014 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER AND YEAR ENDED DECEMBER 31, 2013

Baltimore:   Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized a net loss of $110,600 for the year ended December 31, 2013, compared to net income of  $115,200 for the year ended December 31, 2012. The decrease in net income between the periods was due in part to a decrease in noninterest income of $123,800 during the year ended December 31, 2013, from $414,000 for the year ended December 31, 2012 to $290,200 for the year ended December 31, 2013.  Also contributing was an increase in noninterest expense of $393,500, from $4.2 million for the year ended December 31, 2012 to $4.6 million for the year ended December 31, 2013. The increase primarily was attributable to an increase of $132,000, or 5.9%, in salaries and employee benefits, an increase of $58,600, or 61.2% in director’s fees, and an increase of $173,500, or 35.4% in other general and administrative expenses, which consisted primarily of an increase of $167,200, or 357.2% in advertising expense. We had a provision for loan losses of $223,000 for the year ended December 31, 2013 compared to $402,200 for the year ended December 31, 2012.

We had a net loss of $187,400 for the three months ended December 31, 2013, compared to net income of $51,900 for the three months ended December 31, 2012.  The decrease in net income between the periods was primarily due to an increase in non-interest expense of $195,400 for the three months ended December 31, 2013 compared to the same period ended December 31, 2012. The increase in non-interest expense is primarily due to an increase in salaries and employee benefits of $101,400, directors fees of $32,100 and other general and administrative expenses of $62,100. Net interest income increased for the three months ended December 31, 2013 by $53,200 compared to the same period ended December 31, 2012. Our provision for loan losses for the three month period ended December 31, 2013 was $91,600, compared to $22,100 for the same period ended December 31, 2012.

At December 31, 2013, our assets totaled $166.4 million, a decrease of $3.3 million, or 2.0%, from total assets of $169.7 million at December 31, 2012.  The decrease in assets for the year ended December 31, 2013 was due mainly to a decrease in cash and cash equivalents of $2.8 million. At December 31, 2013, we had $16.4 million of securities available-for-sale compared to $18.6 million at December 31, 2012, a decrease of $2.2 million, or 12.0%.  At December 31, 2013, we had $8.1 million of securities held-to-maturity compared to $7.6 million at December 31, 2012, an increase of $423,500, or 5.5%.  We had $114.6 million in loans receivable as of December 31, 2013, compared to $114.2 million as of December 31, 2012, an increase of $329,900, or .3%.

Nonaccrual loans amounted to $1.1 million at December 31, 2013 and $4.9 million at December 31, 2012.  Net loan charge-offs amounted to $90,000 during the year ended December 31, 2013, compared to $257,200 during the year ended December 31, 2012. As of December 31, 2013, nonaccrual loans included one troubled debt restructured loan totaling $386,400, two home equity lines of credit totaling $289,900 and eighteen one- to- four family  residential loans totaling $404,000. As of December 31, 2012, nonaccrual loans included six troubled debt restructured loans totaling $3.3 million, two home equity lines of credit totaling $92,100 and twenty-one one- to- four family residential loans totaling $1.5 million.

The Company’s consolidated stockholders’ equity, all of which is tangible, was $26.8 million at December 31, 2013 compared to $29.3 million at December 31, 2012. The decrease was primarily due to the Company’s repurchase of 143,500 shares of its stock during the twelve months ended December 31, 2013. The Bank remains well capitalized with a Tier 1 Leverage ratio, Tier 1 Risk-Based Capital ratio and Total Risk-Based Capital ratio of 14.19%, 25.71% and 26.96%, respectively, as compared to 14.02%, 24.70% and 25.95%, respectively for the same measures as of December 31, 2012.

Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.

Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS	(in thousands)	(in thousands)

Cash and due from banks	$973	$332
Interest-bearing deposits in other banks	14,378	17,846
Investment securities	24,424	26,221
Loans, net	114,578	114,248
Other real estate owned	1,922	1,660
Other assets	10,095	9,396
Total Assets	$166,370	$169,703

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$118,101	$118,981
Advances from the Federal Home Loan Bank	20,000	20,000
Advances by borrowers for taxes and insurance	658	706
Other Liabilities	807	733
Total liabilities	139,566	140,420
Stockholders' Equity	26,804	29,283
Total Liabilities & Stockholders' Equity	$166,370	$169,703

STATEMENT OF OPERATIONS

	For the Three Months	For the Three Months	For the Year	For the Year
	Ended Dec 31, 2013	Ended Dec 31, 2012	Ended Dec 31, 2013	Ended Dec 31, 2012
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income

Loans	$1,386	$1,420	$5,618	$5,706
Investment Securities	172	176	689	922
Other	10	11	43	46
Total Interest Income	1,568	1,607	6,350	6,674

Interest Expense
Deposits	324	420	1,375	1,768
Borrowings	155	152	611	659
Total Interest Expense	479	572	1,986	2,427

Net Interest Income	1,089	1,035	4,364	4,247

Provision for Loan Losses	92	22	223	402

Net Interest Income
after Provision for Loan Losses	997	1,013	4,141	3,845

Noninterest Income	57	85	290	414
Noninterest Expense	1,284	1,088	4,636	4,242

Net (Loss) / Earnings Before Income Taxes	(230)	10	(205)	17

Income Tax Benefit	(43)	(42)	(94)	(98)

Net (Loss) / Earnings	$(187)	$52	$(111)	$115